UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Allied Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Allied Capital Corporation
Notice of Annual Meeting of Stockholders
To the Stockholders:
The 2008 Annual Meeting of Stockholders of Allied Capital Corporation (the Company) will be held at the Westin Embassy Row Hotel, 2100 Massachusetts Avenue, NW, Washington, DC on April 25, 2008, at 10:00 a.m. (Eastern Time) for the following purposes:

1. To elect five directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3.	To approve a proposal to authorize flexibility for the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the Company’s then current net asset value per share; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on February 11, 2008. Whether or not you expect to be present in person at the Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or register your vote by telephone or through the Internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By order of the Board of Directors,

Suzanne V. Sparrow Executive Vice President and Corporate Secretary
Washington, DC
March  , 2008

This is an important meeting. To ensure proper representation at the Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the Meeting, you still may attend the Meeting and vote your shares in person.

The Importance of Voting Your Shares Promptly
Annually, we solicit your input on matters that are important to all stockholders, and we invest substantial resources preparing and mailing these materials, so that you may carefully consider the issues and cast a vote. It is imperative that you vote your shares, no matter how many shares you own.
Unlike many companies where the majority of the outstanding shares are held by institutional investors, Allied Capital has approximately 190,000 stockholders, approximately 70% of whom are retail investors who generally hold smaller numbers of shares than institutional investors. As a result of these demographics, it is important that every stockholder cast a vote, so that we can achieve a quorum and hold the Annual Meeting of Stockholders. If fewer than 50% of the outstanding shares vote their shares on the matters at hand, then the Company will be required to adjourn the meeting and incur additional expenses to continue to solicit additional votes.
For this reason, we have engaged a proxy solicitor, who may call you and ask you to vote your shares. The proxy solicitor will not attempt to influence how you vote your shares, but only ask that you take the time to cast a vote. You may also be asked if you would like to vote over the telephone and to have your vote transmitted to our proxy tabulation firm.
Whether you choose to vote on the telephone with our solicitor, over the Internet at www.proxyvote.com, via telephone at (800) 690-6903, or through the proxy card you received with these materials, we simply ask that you vote your shares today.
Please vote your shares today to avoid the risk of adjournment of the meeting and the incurrence of additional solicitation expenses.
Availability of Proxy and Annual Meeting Materials
This proxy statement and the accompanying annual report are also available at www.alliedcapital.com. Among other things, the proxy contains:

•	the date, time and location of the meeting;
•	a description of the matters being submitted to stockholders for a vote; and
•	information concerning attending the meeting and voting in person.
Electronic Delivery of Allied Capital Stockholder Communications
We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including:

•	Email delivery of the proxy statement, annual report, and related materials instead of bulky hard copy delivery;
•	Efficient stockholder voting on-line; and
•	Reduction of printing and mailing costs associated with traditional delivery methods.
If you would like to sign up for electronic delivery for future stockholder mailings, please visit www.icsdelivery.com/ald/index.html to enroll. Your electronic delivery enrollment will be effective until you choose to cancel it. If you have questions about electronic delivery, please call Allied Capital Investor Relations toll-free at (888) 818-5298 or send an email to ir@alliedcapital.com.

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006
PROXY STATEMENT
General
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Allied Capital Corporation (the Company or Allied Capital) for use at the Company’s 2008 Annual Meeting of Stockholders (the Meeting) to be held on April 25, 2008, at 10:00 a.m. (Eastern Time) at the Westin Embassy Row Hotel, 2100 Massachusetts Avenue, Washington, DC and at any adjournments or postponements thereof. This proxy statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders for the year ended December 31, 2007, are first being sent to stockholders on or about March      , 2008.
      We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or the telephone, and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.
      If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc., in writing. Please send your notification to Allied Capital Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, and submit a properly executed, later-dated proxy or vote in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank, or other institution or nominee (Broker Shares), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting.
      Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
Annual Meeting Admission
      If you plan to attend the Meeting, an admission ticket and photo identification will be required for admission to the Meeting. If you are a stockholder of record, your ticket is attached to your proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a legal proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date, February 11, 2008, along with your photo identification.
Purpose of Meeting
      At the Meeting, you will be asked to vote on the following proposals:

1. To elect five directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2008;

3.	To approve a proposal to authorize flexibility for the Company, with approval of its Board of Directors, to sell shares of its common stock at a price below the Company’s then current net asset value per share; and

4. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
Voting Securities
      You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on February 11, 2008, the record date. On February 11, 2008, there were            shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.
      The Company’s 401(k) Plan owns a total of            shares, representing less than   % of the Company’s total outstanding shares. The Administrator of the 401(k) Plan will vote the shares on behalf of the participants pursuant to their instructions.
Quorum Required
      A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes.
      If a quorum is not present at the Meeting, the stockholders who are represented may adjourn the Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.
Vote Required
          Election of Nominee Directors. The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to elect each of the five nominees as directors. Votes withheld on the matter will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

          Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will not have any effect on the result of the vote.
          Approval of a Proposal to Authorize the Company to Sell Shares of its Common Stock at a Price Below the Company’s Then Current Net Asset Value Per Share. The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, or 1940 Act, defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and broker non-votes will have the effect of a vote against this proposal.
          Additional Solicitation. If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies. Those proxies voted against any proposal for which an adjournment is sought will be voted against such adjournment. Abstentions and broker non-votes will not have any effect on the result of the vote for adjournment.
      Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).
Information Regarding This Solicitation
      The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing, and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the proxy card. The Company has requested that brokers, nominees, fiduciaries, and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.
      In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone, facsimile transmission, or telegram by directors, officers, or regular employees of the Company (without special compensation therefor). The Company has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $7,000, plus out-of-pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.
Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth, as of February   , 2008, each stockholder who owned more than 5% of the Company’s outstanding shares of common stock, each current director, each nominee for director, each named executive officer of the Company listed in the Summary Compensation Table, and directors and executive officers as a group. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third-party brokerage firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such brokerage firm’s policies.
      The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19)of the 1940 Act.

Dollar Range of
Equity Securities
	Number of		Beneficially
Name of	Shares Owned	Percentage	Owned by
Beneficial Owner	Beneficially(1)	of Class(2)	Directors(3)

Capital Research and Management Company
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Interested Directors:
William L. Walton(4)
Joan M. Sweeney(5)
Robert E. Long(6)
Independent Directors:
Ann Torre Bates(7)
Brooks H. Browne(8)
John D. Firestone(9)
Anthony T. Garcia(10)
Edwin L. Harper(11)
Lawrence I. Hebert(12)
John I. Leahy(13)
Alex J. Pollock(14)
Marc F. Racicot(15)
Guy T. Steuart II(16)
Laura W. van Roijen(17)
Named Executive Officers:
Penni F. Roll(18)
Daniel L. Russell(19)
John M. Scheurer(20)
All directors and executive officers as a group (29 in number)

  * Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
(2)	Based on a total of shares of the Company’s common stock issued and outstanding on February , 2008, and shares of the Company’s common stock issuable upon the exercise of stock options exercisable within 60 days held by each executive officer and non-officer director.
(3)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(4)	Includes shares owned directly, shares owned through deferred compensation plans, and options exercisable within 60 days of March , 2008. Includes shares held in IRA or Keogh accounts and shares held in margin accounts or otherwise could be pledged. Also includes shares allocated to 401(k) plan.

(5)	Includes shares owned directly, shares owned through deferred compensation plans, and options to purchase shares exercisable within 60 days of February , 2008. Also includes shares allocated to 401(k) plan and shares held in margin accounts or otherwise could be pledged.
(6)	Includes exercisable options to purchase shares and includes shares held in margin accounts or otherwise could be pledged.
(7)	Includes shares held in IRA or Keogh accounts and includes exercisable options to purchase shares.
(8)	Includes shares held in IRA or Keogh accounts and includes exercisable options to purchase shares. Also includes shares held in margin accounts or otherwise could be pledged.
(9)	Includes shares held in IRA or Keogh accounts and includes exercisable options to purchase shares.

(10)	Includes exercisable options to purchase shares.
(11)	Includes exercisable options to purchase shares, shares held in a revocable trust, and shares held in margin accounts or otherwise could be pledged.
(12)	Includes exercisable options to purchase shares and shares held in a revocable trust.
(13)	Includes exercisable options to purchase shares.
(14)	Includes shares held in IRA or Keogh accounts, exercisable options to purchase shares, and shares held in a deferred compensation plan.
(15)	Includes exercisable options to purchase shares.
(16)	Includes exercisable options to purchase shares, shares held by a corporation for which Mr. Steuart serves as an executive officer, and shares held in margin accounts or otherwise could be pledged.
(17)	Includes shares held in IRA or Keogh accounts and includes exercisable options to purchase shares. Also includes shares held in margin accounts or otherwise could be pledged.
(18)	Includes shares owned directly, shares owned through deferred compensation plans, and options to purchase shares exercisable within 60 days of February , 2008. Also includes shares allocated to 401(k) plan and the shares held in margin accounts or otherwise could be pledged.
(19)	Includes shares owned directly, shares owned through deferred compensation plans, and options to purchase shares exercisable within 60 days of February , 2008. Also includes shares allocated to 401(k) plan and the shares held in margin accounts or otherwise could be pledged.
(20)	Includes shares owned directly, shares owned through deferred compensation plans, and options to purchase shares exercisable within 60 days of February , 2008. Also includes shares allocated to 401(k) plan and the shares held in margin accounts or otherwise could be pledged.

PROPOSAL 1.
ELECTION OF DIRECTORS
      Pursuant to the Company’s bylaws, the Board of Directors may modify the number of members of the Board provided that the number of directors will not be fewer than three or greater than fifteen, unless otherwise permitted by law. Directors are elected in three classes for a staggered term of three years for each class, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.
      The Class I directors, Messrs. Firestone, Garcia, Hebert and Racicot and Ms. van Roijen have been nominated for election by the Board of Directors for a three-year term expiring in 2011. Each Class I director has agreed to serve as a director if elected and has consented to be named as a nominee. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
      A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.
The Board of Directors of the Company Recommends that
Stockholders Vote for the Election of the Nominees Named in this Proxy Statement.
Information about the Directors
      Certain information, as of February   , 2008, with respect to each of the five nominees for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each nominee holds, and the year in which each nominee became a director of the Company or any of its predecessor companies.
      The Board of Directors of each consolidated subsidiary will be composed of all of the Company’s directors. The business address of each nominee and director listed below is 1919 Pennsylvania Avenue, NW, Washington, DC 20006.

Nominees for Class I Directors — Term Expiring 2011
All five Class I directors are independent directors for purposes of the 1940 Act.
John D. Firestone
Age 64. Mr. Firestone has been a Partner of Secor Group, a venture capital firm since 1978. Mr. Firestone has also served as a director of Security Storage Company of Washington, DC, since 1978. He is currently a director of Cuisine Solutions, Inc., and several non-profit organizations. He has served as a director of the Company or one of its predecessors since 1993.
Anthony T. Garcia
Age 51. Mr. Garcia has been a private investor since March 2007. Previously, Mr. Garcia was Vice President of Finance of Kirusa, a developer of mobile services, from January to March 2007, and was a private investor from 2003 through 2006. Mr. Garcia was Vice President of Finance of Formity Systems, Inc., a developer of software products for business management of data networks, from 2002 through 2003. Mr. Garcia was a private investor from 2000 to 2001, the General Manager of Breen Capital Group, an investor in tax liens, from 1997 to 2000, and a Senior Vice President of Lehman Brothers Inc. from 1985 to 1996. He has served as a director of the Company or one of its predecessors since 1991.
Lawrence I. Hebert
Age 61. Mr. Hebert is Chairman of Dominion Advisory Group, and served as Senior Advisor at PNC Bank from 2005 to 2007. He served as a director and President and Chief Executive Officer of Riggs Bank N.A., a subsidiary of Riggs National Corporation, from 2001 to 2005. Mr. Hebert also served as Chief Executive Officer of Riggs National Corporation during 2005 and served as a director of Riggs National Corporation from 1988 to 2005. Mr. Hebert served as a director of Riggs Investment Advisors and Riggs Bank Europe Limited (both indirect subsidiaries of Riggs National Corporation). Mr. Hebert previously served as Vice Chairman from 1983 to 1998, President from 1984 to 1998, and Chairman and Chief Executive Officer from 1998 to 2001 of Allbritton Communications Company. He has served as a director of the Company or one of its predecessors since 1989.
Marc F. Racicot
Age 59. Mr. Racicot has served as President and Chief Executive Officer of the American Insurance Association since August 2005. Prior to that, he was an attorney at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former Governor (1993 to 2001) and Attorney General (1989 to 1993) of the State of Montana. Mr. Racicot was appointed by President Bush to serve as the Chairman of the Republican National Committee from 2002 to 2003 and he served as Chairman of the Bush/ Cheney Re-election Committee from 2003 to 2004. He presently serves on the Board of Directors for Burlington Northern Santa Fe Corporation, Massachusetts Mutual Life Insurance Company, and the Board of Visitors for the University of Montana School of Law. He has served as a director of the Company since 2005.
Laura W. van Roijen
Age 55. Ms. van Roijen has been a private investor since 1992. Ms. van Roijen was a Vice President at Citicorp from 1980 to 1990. She has served as a director of the Company or one of its predecessors since 1992.

Class II Directors – Term Expiring 2009
All five Class II directors are independent directors for purposes of the 1940 Act.
Ann Torre Bates
Age 49. Ms. Bates has been a strategic and financial consultant since 1997. From 1995 to 1997, Ms. Bates served as Executive Vice President, CFO and Treasurer of NHP, Inc., a national real estate services firm. From 1991 to 1995, Ms. Bates was Vice President and Treasurer of US Airways. She currently serves on the boards of Franklin Mutual Series Funds, the Franklin Mutual Recovery Fund, the Franklin Templeton Funds, and SLM Corporation (Sallie Mae). She has served as a director of the Company since 2003.
Edwin L. Harper
Age 66. Mr. Harper has been an executive for Assurant, Inc., a financial services and insurance provider, since 1998. He currently serves as Senior Vice President, Public Affairs and Government Relations and previously served as Chief Operating Officer and Chief Financial Officer for Assurant’s largest subsidiary. From 1992 to 1997, Mr. Harper served as President and Chief Executive Officer of the Association of American Railroads. He also spent five years with Campbell Soup Company, serving as Chief Financial Officer from 1986 to 1991. Earlier in his career, Mr. Harper served on the White House staffs of both President Reagan and President Nixon. Mr. Harper currently serves as Director for the Council for Excellence in Government. He has served as a director of the Company since 2006.
John I. Leahy
Age 77. Mr. Leahy has been the President of Management and Marketing Associates, a management consulting firm, since 1986. Previously, Mr. Leahy spent 34 years of his career with Black & Decker Corporation, where he served as President and CEO of the United States subsidiary from 1979 to 1981 and President and Group Executive Officer of the Western Hemisphere of Black & Decker Corporation from 1982 to 1985. Mr. Leahy is currently a director of B&L Sales, Inc. and Chairman of Integra Health Management, Inc. He is also Trustee Emeritus of the Sellinger School of Business at Loyola College, Maryland. He has served as a director of the Company or one of its predecessors since 1994.
Alex J. Pollock
Age 65. Mr. Pollock has been a Resident Fellow at the American Enterprise Institute since 2004. He was President and Chief Executive Officer of the Federal Home Loan Bank of Chicago from 1991 to 2004. He currently serves as a director of the CME Group, Great Lakes Higher Education Corporation, the Great Books Foundation, the Illinois Council on Economic Education and the International Union for Housing Finance. He has served as a director of the Company since 2003.
Guy T. Steuart II
Age 76. Mr. Steuart has been a director of Steuart Investment Company, which manages, operates, and leases real and personal property and holds stock in operating subsidiaries engaged in various businesses, since 1960 where he served as President until 2003 and currently serves as Chairman. Mr. Steuart has served as Trustee Emeritus of Washington and Lee University since 1992. He has served as a director of the Company or one of its predecessors since 1984.

Class III Directors — Term Expiring 2010
Messrs. Walton and Long and Ms. Sweeney are interested persons, as defined in the 1940 Act, in the cases of Mr. Walton and Ms. Sweeney, due to their positions as officers of the Company and in the case of Mr. Long, as the father of an executive officer of the Company. Mr. Browne is an independent director.
William L. Walton
Age 58. Mr. Walton has been Chairman, President and Chief Executive Officer of the Company since 1997 and a director since 1986. Mr. Walton’s previous experience includes serving as a Managing Director of Butler Capital Corporation, as personal investment advisor to William S. Paley, founder of CBS, and as Senior Vice President in Lehman Brothers Kuhn Loeb’s Merger and Acquisition Group. He also founded two education service companies – Language Odyssey and Success Lab. Mr. Walton currently serves on the boards of the U.S. Chamber of Commerce, Freedom House, and the Financial Services Roundtable, and he is President of the National Symphony Orchestra.
Joan M. Sweeney
Age 48. Ms. Sweeney is the Chief Operating Officer of the Company and has been employed by the Company since 1993. Ms. Sweeney oversees the Company’s daily operations. Prior to joining Allied Capital, Ms. Sweeney was employed by Ernst & Young, Coopers & Lybrand, and the Division of Enforcement of the Securities and Exchange Commission. She has served as a director of the Company since 2004.
Brooks H. Browne
Age 58. Mr. Browne has been a private investor since 2002. Mr. Browne was the President of Environmental Enterprises Assistance Fund from 1993 to 2002 and served as a director from 1991 to 2005. He currently serves as Chairman of the Board for Winrock International, a non-profit organization. He has served as a director of the Company or one of its predecessors since 1990.
Robert E. Long
Age 76. Mr. Long has been the Chief Executive Officer and a director of GLB Group, Inc., an investment management firm, since 1997 and President of Ariba GLB Asset Management, Inc., the parent company of GLB Group, Inc., since 2005. He has been the Chairman of Emerald City Radio Partners, LLC since 1997. Mr. Long was the President of Business News Network, Inc. from 1995 to 1998, the Chairman and Chief Executive Officer of Southern Starr Broadcasting Group, Inc. from 1991 to 1995, and a director and the President of Potomac Asset Management, Inc. from 1983 to 1991. Mr. Long is a director of AmBase Corporation, CSC Scientific, Inc., and Advanced Solutions International, Inc. He has served as a director of the Company or one of its predecessors since 1972. Mr. Long is the father of Robert D. Long, an executive officer of the Company.

Director Compensation
      The following table sets forth compensation that the Company paid during the year ended December 31, 2007, to its directors. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards(1)	Compensation	Earnings(3)	Compensation(4)	Total

Interested Directors
William L. Walton(2)	$—	n/a	$—	n/a	n/a	$—	$—
Joan M. Sweeney(2)	$—	n/a	$—	n/a	n/a	$—	$—
Robert E. Long	$145,000	n/a	$14,884	n/a	n/a	$39,367	$199,251
Independent Directors
Ann Torre Bates	$237,000	n/a	$14,884	n/a	n/a	$15,465	$267,349
Brooks H. Browne	$208,000	n/a	$14,884	n/a	n/a	$15,593	$238,477
John D. Firestone	$190,000	n/a	$14,884	n/a	n/a	$39,367	$244,251
Anthony T. Garcia	$195,000	n/a	$14,884	n/a	n/a	$62,110	$271,994
Edwin L. Harper	$254,500	n/a	$14,884	n/a	n/a	$—	$269,384
Lawrence I. Hebert	$222,000	n/a	$14,884	n/a	n/a	$62,110	$298,994
John I. Leahy	$190,000	n/a	$14,884	n/a	n/a	$58,542	$263,426
Alex J. Pollock	$199,000	n/a	$14,884	n/a	n/a	$13,758	$227,642
Marc F. Racicot	$286,000	n/a	$14,884	n/a	n/a	$14,490	$315,374
Guy T. Steuart II	$190,000	n/a	$14,884	n/a	n/a	$62,110	$266,994
Laura W. van Roijen	$211,000	n/a	$14,884	n/a	n/a	$15,593	$241,477

(1)	Reflects the annual grant of 5,000 options. Options granted vested immediately. The fair value of the options was estimated on the grant date for financial reporting purposes using the Black-Scholes option pricing model and pursuant to the requirements of FASB Statement No. 123 (Revised), or SFAS 123R. See Note to the Company’s Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007, for the assumptions used in determining SFAS 123R values.
(2)	Mr. Walton and Ms. Sweeney did not receive any compensation for serving on the Board of Directors. See “Summary Compensation Table” below.
(3)	There were no above market or preferential earnings on the non-qualified deferred compensation plans. See “Non-Qualified Deferred Compensation” below.
(4)	Represents the SFAS 123R expense related to stock options cancelled in connection with the option cancellation payment (OCP). See “Equity Compensation Plan Information — Option Cancellation and the OCP” below.
     During 2007, our Board of Directors adopted and implemented the following compensation structure for non-officer directors, which is also effective for 2008. Each non-officer director receives an annual retainer of $100,000. In addition, each member of each committee receives an annual retainer of $45,000 to attend the meetings of the committee, with a maximum of $90,000 to be paid to any one director for committee retainers. Each committee chair also receives an annual retainer of $5,000. In addition, members who serve on special purpose committees receive $3,000 per meeting. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on our Board of Directors or its committees.
      For 2007, directors could choose to defer any portion of their cash compensation through the 2005 Allied Capital Non-Qualified Deferred Compensation Plan, and could choose to have such deferred income invested in shares of the Company’s common stock through a trust, which is owned by the Company. See “Non-Qualified Deferred Compensation” for additional information.
      Non-officer directors are eligible for stock option awards under our Amended Stock Option Plan pursuant to an exemptive order from the Commission, which was granted in September 1999. The terms of the order provided for a one-time grant of 10,000 options to each non-officer director on the date that the order was issued, or on the date that any new director is elected by stockholders to the Board of Directors. Thereafter, each non-officer director will receive 5,000 options each year on the date of the Annual Meeting of Stockholders at the fair market value on the date of grant. See “Amended Stock Option Plan.” The options granted to our directors vest immediately.
Corporate Governance
Director Independence
      In accordance with rules of the New York Stock Exchange, or NYSE, the Board of Directors annually determines the independence of each director. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company’s Corporate Governance / Nominating Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.
      In order to evaluate the materiality of any such relationship, the Board of Directors uses the definition of director independence set forth in the NYSE Listed Company Manual. Section 303A.00 of the NYSE Listed Company Manual provides that business development companies, or BDCs, such as the Company, are required to comply with all of the provisions of Section 303A applicable to domestic issuers other than Sections 303A.02, the section that defines director independence. Section 303A.00 provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company.
      The Board has determined that each of the directors is independent and has no relationship with the Company, except as a director and stockholder of the Company, with the exception of William L. Walton, Joan M. Sweeney and Robert E. Long. Mr. Walton and Ms. Sweeney are interested persons of the Company due to their positions as officers of the Company and Mr. Long is an interested person of the Company because he is the father of an executive officer of the Company. During its assessment of director independence, the Board also considered a donation of $25,000 by the Company to the American Enterprise Institute where Mr. Pollock serves as a Resident Fellow. The Board of Directors determined that the donation did not impair Mr. Pollock’s status as an independent director.

Committees of the Board of Directors
      The Board of Directors of the Company has established an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance/ Nominating Committee. In January 2008, the Board of Directors also established a Board Investment Review Committee. From time to time, the Board may establish special purpose committees to address particular matters on behalf of the Board. The Audit Committee, Compensation Committee, and Corporate Governance/ Nominating Committee each operate pursuant to a committee charter. The charter of each Committee is available on the Company’s web site at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder or other interested party who requests a copy.
      During 2007, the Board of Directors of the Company held 29 Board meetings and 108 committee meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they served. Each director makes a diligent effort to attend all Board and committee meetings, as well as the Annual Meeting of Stockholders. Each of the directors was present at the Company’s 2007 Annual Meeting of Stockholders.
      The Company has designated the Chairman of the Corporate Governance/ Nominating Committee as the Presiding Director to preside at all executive sessions of non-management directors. In his absence, the Chairman of the Audit Committee has been designated to serve in such capacity. Executive sessions of non-management directors are held regularly.
      The following table indicates the current members of the committees of the Board of Directors. All of the Company’s directors are independent directors, except for Messrs. Walton and Long, and Ms. Sweeney, who are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

		Board			Corporate
		Investment			Governance/
	Executive	Review	Audit	Compensation	Nominating
	Committee	Committee	Committee	Committee	Committee

William L. Walton	Chair	Chair(1)
Ann Torre Bates		Member	Chair
Brooks H. Browne	Member	Member	Member	Member
John D. Firestone		Member		Member	Member
Anthony T. Garcia		Member	Member	Chair
Edwin L. Harper		Member	Member
Lawrence I. Hebert	Member	Member (1)			Chair
John I. Leahy		Member (1)		Member
Robert E. Long	Member	Member (1)
Alex J. Pollock	Member	Member (1)			Member
Marc F. Racicot	Member	Member		Member	Member
Guy T. Steuart II		Member			Member
Joan M. Sweeney		Member
Laura W. van Roijen		Member	Member

(1)	Permanent member for 2008.

     The Executive Committee. The Executive Committee has and may exercise those rights, powers, and authority that the Board of Directors from time to time grants to it, except where action by the Board is required by statute, an order of the Commission, or the Company’s charter or bylaws. During 2007, the Executive Committee was delegated authority from the Board to review and approve certain investments. The Executive Committee met 42 times during 2007.
      The Board Investment Review Committee. In January 2008, the Board established a Board Investment Review Committee and delegated authority to it to review and approve certain types of investments, a role previously undertaken by the Executive Committee. The Board Investment Review Committee is composed of five permanent members, who have been appointed to serve for the year, and three additional members, each of whom will serve during at least one quarter during the year on a rotating schedule.
      The Audit Committee. The Audit Committee operates pursuant to a charter approved by the Board of Directors and meets the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the review of the independence, qualifications and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee met 18 times during 2007. None of the members of the Audit Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. In addition, the Company’s Board of Directors has determined that Ms. Bates and Messrs. Browne, Garcia and Harper are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act as each meets the experience requirements of Rule 10A-3 of the Exchange Act.
      The Compensation Committee. The Compensation Committee approves the compensation of the Company’s executive officers, and reviews the amount of salary and bonus for each of the Company’s other officers and employees. In addition, the Compensation Committee approves stock option grants for the Company’s officers under the Company’s Amended Stock Option Plan, and determines other compensation arrangements for employees. None of the members of the Compensation Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. The Compensation Committee met 13 times during 2007. See “Executive Compensation — Compensation Discussion and Analysis — Establishing Compensation Levels” for additional information regarding the Compensation Committee.
      The Corporate Governance/ Nominating Committee. The Corporate Governance/ Nominating Committee recommends candidates for election as directors to the Board of Directors and makes recommendations to the Board as to the Company’s corporate governance policies. None of the members of the Corporate Governance/Nominating Committee is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act, pursuant to the requirements of the rules promulgated by the NYSE. The Corporate Governance/ Nominating Committee met six times during 2007.
      The Corporate Governance/ Nominating Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted to the care of the Corporate Secretary in accordance with the Company’s bylaws, Corporate Governance Policy, and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable Commission rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Company common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.
      In evaluating director nominees, the Corporate Governance/ Nominating Committee considers the following factors:

•	the appropriate size and composition of the Company’s Board of Directors;

•	whether or not the person is an “interested person” of the Company as defined in Section 2(a)(19) of the 1940 Act;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills, and experience of nominees in light of prevailing business conditions and the knowledge, skills, and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the capacity and desire to represent the balanced, best interests of the stockholders as a whole and not a special interest group or constituency;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.
      The Corporate Governance/ Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
      Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance/ Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance/ Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.
      The Corporate Governance/ Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. The Corporate Governance/ Nominating Committee considers the age limit guideline included in the Company’s Corporate Governance Policy, which suggests that a director should not stand for re-nomination after age 72, but that the Board may, in its discretion, ask a director to stand for re-nomination if the Board believes that such director will continue to make significant contributions to the work of the Board.
      If any member of the Board does not wish to continue in service or if the Corporate Governance/ Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the Corporate Governance/ Nominating Committee recommends to expand the size of the Board of Directors, the Corporate Governance/ Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Corporate Governance/ Nominating Committee and the Board of Directors provide suggestions as to individuals meeting the criteria of the Corporate Governance/ Nominating Committee. Consultants may also be engaged to assist in identifying qualified individuals.
Communication with the Board of Directors
      Stockholders and other interested parties with questions about the Company are encouraged to contact Allied Capital’s Investor Relations department. However, if stockholders or other interested parties feel their questions have not been addressed, they may communicate with the Company’s Board of Directors, including the Presiding Director, by sending their communications to:

Allied Capital Corporation Board of Directors
c/o Corporate Secretary
1919 Pennsylvania Avenue, NW
Washington, DC 20006
      All communications received by the Company’s Corporate Secretary in this manner will be delivered to one or more members of the Board of Directors as appropriate.
Code of Business Conduct
      Each executive officer as well as every employee of the Company is subject to the Company’s Code of Business Conduct, which is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder or other interested party who requests a copy.
Corporate Governance Policy
      The Company’s Corporate Governance Policy is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is available in print to any stockholder or other interested party who requests a copy.

Compensation Committee Interlocks and Insider Participation
      All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company within the last ten years. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.
Information about Executive Officers
      The following information, as of February   , 2008, pertains to the Company’s executive officers who are not directors of the Company.
Kelly A. Anderson
Age 54. Ms. Anderson, Executive Vice President and Treasurer, has been employed by the Company since 1987. Ms. Anderson’s responsibilities include the Company’s infrastructure operations, business process management, and certain treasury functions.
Scott S. Binder
Age 53. Mr. Binder, Chief Valuation Officer, has been employed by the Company since 1997. He has served as Chief Valuation Officer since 2003. He served as a consultant to the Company from 1991 until 1997. Prior to joining the Company, Mr. Binder formed and was President of Overland Communications Group. He also served as a board member and financial consultant for a public affairs and lobbying firm in Washington, DC. Mr. Binder founded Lonestar Cablevision in 1986, serving as President until 1991. In the early 1980’s, Mr. Binder worked for two firms specializing in leveraged lease transactions. From 1976 to 1981, he was employed by Coopers & Lybrand.
Ralph G. Blasey III
Age 47. Mr. Blasey, Executive Vice President and Private Finance General Counsel, has been employed by the Company since 2004. Prior to joining the Company, Mr. Blasey practiced law from 1987 to 2004. He joined the law firm of Baker & Hostetler, LLP in 1989 and was named a partner in 1996.
John M. Fruehwirth
Age 40. Mr. Fruehwirth, Managing Director, has been employed by the Company since 2003. Previously, he worked at Wachovia Securities (previously First Union Securities) in several merchant banking groups including Wachovia Capital Partners, Leveraged Capital and Middle Market Capital from 1999 to 2003. Prior to that, Mr. Fruehwirth worked in First Union’s Leveraged Finance Group from 1996 to 1998.
Michael J. Grisius
Age 44. Mr. Grisius, Managing Director, has been employed by the Company since 1992. Prior to joining the Company, Mr. Grisius worked in leveraged finance at Chemical Bank from 1989 to 1992 and held senior accountant and consultant positions with KPMG LLP from 1985 to 1988.
Jeri J. Harman
Age 50. Ms. Harman, Managing Director, has been employed by the Company since 2004. Prior to joining the Company, Ms. Harman served as a Managing Director and Principal for American Capital Strategies, Ltd., a business development company, from 2000 until 2004. She worked as a Managing Director and Head of Private Placements for First Security Van Kasper from 1996 to 2000 and a Managing Director of Coopers & Lybrand from 1993 to 1996. From 1982 to 1993, Ms. Harman held various senior level positions in the private placement arm of The Prudential Insurance Company of America. She has served on the Board of Directors for the Association of Corporate Growth since 2000 and currently serves on the Board of the Women’s Leadership Council.
Thomas C. Lauer
Age 40. Mr. Lauer, Managing Director, has been employed by the Company since 2004. Prior to joining the Company, Mr. Lauer worked in GE Capital’s sponsor finance group from 2003 to 2004 and in the merchant banking and leveraged finance groups of Wachovia Securities (previously First Union Securities) from 1997 to 2003. He also held senior analyst positions at Intel Corporation and served as a corporate lender and credit analyst at National City Corporation.
G. Scott Lesmes
Age 40. Mr. Lesmes, Chief Legal Officer and Chief Compliance Officer, has been employed by the Company since July 2007. Prior to joining the Company, Mr. Lesmes served as Senior Vice President and Deputy General Counsel at Fannie Mae from 2005 to 2007 where he was responsible for corporate, securities and securitization legal matters. From 2000 to 2005, he was a Vice President and Deputy General Counsel for corporate and securities matters at Fannie Mae.
Robert D. Long
Age 51. Mr. Long, Managing Director, has been employed by the Company since 2002 and currently manages business development activities. Prior to joining the Company, Mr. Long was Managing Director and Head of Investment Banking at C.E. Unterberg from 2001 to 2002, and Managing Director at E*OFFERING/ Wit SoundView from 2000 to 2001. He also held management positions at Bank of America (Montgomery Securities) from 1996 to 2000, and Nomura Securities International from 1992 to 1996, and prior to that he served as a Managing Director at CS First Boston.
Justin S. Maccarone
Age 48. Mr. Maccarone, Managing Director, has been employed by the Company since 2005. Prior to joining the Company, Mr. Maccarone served as a partner with UBS Capital Americas, LLC, a private equity fund focused on middle market investments, from 1993 to 2005. Prior to that, Mr. Maccarone served as a Senior Vice President at GE Capital specializing in merchant banking and leveraged finance from 1989 to 1993 and served as Vice President of the Leveraged Finance Group at HSBC/ Marine Midland Bank from 1981 to 1989.
Robert M. Monk
Age 41. Mr. Monk, Managing Director, has been employed by the Company since 1993. Prior to joining the Company, Mr. Monk worked in the leveraged finance group at First Union Securities (currently Wachovia Securities).
Diane E. Murphy
Age 54. Ms. Murphy, Executive Vice President and Director of Human Resources, has been employed by the Company since 2000. Prior to joining the Company, Ms. Murphy was employed by Allfirst Financial from 1982 to 1999 and served in several capacities including head of the retail banking group in the Greater Washington Metro Region from 1994 to 1996 and served as the senior human resources executive from 1996 to 1999.
Penni F. Roll
Age 42. Ms. Roll, Chief Financial Officer, has been employed by the Company since 1995. Ms. Roll is responsible for the Company’s financial operations. Prior to joining the Company, Ms. Roll was employed by KPMG LLP in the firm’s audit practice.
Daniel L. Russell
Age 43. Mr. Russell, Managing Director, has been employed by the Company since 1998. Prior to joining the Company, Mr. Russell was employed by KPMG LLP in the firm’s financial services group.
John M. Scheurer
Age 55. Mr. Scheurer, Managing Director, has been employed by the Company since 1991. Mr. Scheurer is currently a member of the Board of Governors of the Commercial Mortgage Securities Association. He has also served as Chairman and as a Vice Chair of the Capital Markets Committee for the Commercial Real Estate Finance Committee of the Mortgage Bankers Association.
John D. Shulman
Age 45. Mr. Shulman, Managing Director, has been employed by the Company since 2001. Prior to joining the Company, Mr. Shulman served as the President and CEO of Onyx International, LLC, a private equity firm, from 1994 to 2001. He currently serves as a member of the investment committee of Greater China Private Equity Fund.
Suzanne V. Sparrow
Age 42. Ms. Sparrow, Executive Vice President and Corporate Secretary, has been employed by the Company since 1987. Ms. Sparrow manages various special projects for the Company and is involved in the Company’s fund management activities.
Certain Relationships and Related Transactions
      The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain related persons of the Company. As a BDC, the Company is prohibited by the 1940 Act from participating in transactions with any persons affiliated with the BDC, including, officers, directors, and employees of the BDC and any person controlling or under common control with the BDC, or the Affiliates, absent a Commission exemptive order.
      In the ordinary course of business, the Company enters into transactions with portfolio companies that may be considered related party transactions. In order to ensure that the Company does not engage in any prohibited transactions with any persons affiliated with Company, the Company has implemented the following procedures:

•	Every proposed transaction must have a completed write-up and a transaction analysis, which should identify all parties to the transaction, including any selling stockholders.

•	Each transaction is screened by officers of the Company for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by the Company, and any Affiliates of the Company.

•	All Affiliates are notified by officers of the Company of any proposed transactions and the parties involved in the transaction, and are asked to notify the Private Finance General Counsel or the Chief Compliance Officer or any other officer of the Company who has been designated to serve in this capacity (each a Screening Officer).

•	A Screening Officer analyzes all potential affiliations between the proposed portfolio investment, the Company, companies controlled by the BDC, and any Affiliates of the Company to determine if prohibited affiliations exist.

•	A Screening Officer obtains the advice of legal counsel whenever there is uncertainty as to whether particular persons involved in a proposed transaction are Affiliates of the Company.

•	A Screening Officer reviews the terms of each transaction to review whether any affiliated person could receive brokerage commissions that exceed the provisions of the 1940 Act.
      No agreement shall be entered into unless and until a Screening Officer is satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, appropriate actions have been taken to seek Board review and approval or exemptive relief for such transaction. The Board of Directors reviews these procedures on an annual basis.
      In addition, the Company’s Code of Business Conduct, which is annually reviewed and approved by the Board of Directors and acknowledged in writing by all employees, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the Code of Business Conduct, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Chief Legal Officer or Chief Compliance Officer. In the event that either of these officers is involved in the action or relationship giving rise to the conflict of interest, the individual is directed to disclose the conflict to another member of the Company’s senior management team. The Corporate Governance/ Nominating Committee is charged with monitoring and making recommendations to the Board of Directors regarding policies and practices relating to corporate governance. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board of Directors.
      The following table sets forth certain information, as of February   , 2008, regarding indebtedness to the Company in excess of $120,000 of any person serving as a director or executive officer of the Company and of any nominee for election as a director at any time since January 1, 2007. All of such indebtedness results from loans made by the Company to enable the exercise of stock options. The loans are required to be fully collateralized and are full recourse against the borrower and have varying terms not exceeding ten years. The interest rates charged generally reflect the applicable federal rate on the date of the loan.

      As a BDC under the 1940 Act, the Company is entitled to provide and has provided loans to officers of the Company in connection with the exercise of stock options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company has been prohibited from making new loans to its executive officers since July 30, 2002.

	Amount	Amount		Range of
	of Principal	of Interest	Highest Amount	Interest Rates			Amount
Name and Position	Paid During	Paid During	Outstanding				Outstanding at
with Company	2007	2007	During 2007	High		Low	February , 2008

Executive Officers:
Kelly A. Anderson	$—	$24,116	$496,225	5.96%	—	3.91%	$496,225
Michael J. Grisius	$24,000	$8,851	$206,727	4.68%	—	3.91%	$182,727
Penni F. Roll	$—	$30,338	$531,524	4.90%	—	4.45%	$531,524
Suzanne V. Sparrow	$—	$16,624	$281,213	4.98%	—	4.45%	$281,213
Section 16(a) Beneficial Ownership Reporting Compliance
      Pursuant to Section 16(a) of the Exchange Act, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the Securities and Exchange Commission, or Commission, and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4, and 5 filed by such persons, the Company believes that during 2007 all Section 16(a) filing requirements applicable to such persons were met in a timely manner, with the exception of a Form 4 for Mr. Scott Binder, which was filed one day late, due to an administrative error.
Executive Compensation
Compensation Discussion and Analysis
Overview of the Compensation Program
      Compensation Philosophy. Allied Capital’s compensation and benefits programs are designed with the goal of providing compensation that is fair, reasonable and competitive. The programs are intended to help the Company align the compensation paid to its executive officers with the achievement of certain corporate and executive performance objectives that have been established to achieve the long-term objectives of the Company. The Company also believes that the compensation programs should enable the Company to attract, motivate, and retain key officers who will contribute to the Company’s future success.
      The design of the Company’s compensation programs is based on the following three guiding factors:

•	Achievement of Corporate and Individual Performance Objectives — The Company believes that the best way to accomplish alignment of compensation with the interests of its stockholders is to link pay to individual performance and individual contributions to the returns generated for stockholders. Compensation is determined on a discretionary basis and is dependent on the achievement of certain corporate and individual performance objectives that have been established to achieve long-term objectives of the Company. When individual performance exceeds expectations and performance goals established during the year, pay levels for the individual are expected to be above competitive market levels. When individual performance falls below expectations, pay levels are expected to be below competitive levels.

•	Competitiveness and Market Alignment — The Company’s compensation and benefits programs are designed to be competitive with those provided by companies with whom it competes for talent and to be sufficient to attract the best talent from an increasingly competitive market for top performers in the private equity industry. Benefit programs are designed to provide competitive levels of protection and financial security and are not based on performance. As part of its annual review process, the Compensation Committee reviews the competitiveness of the Company’s current compensation levels of its key employees and executives with a third-party compensation consultant against the competitive market and relative to overall corporate performance during the year. The Compensation Committee also reviews tally sheets annually, which illustrate all components of compensation for the named executive officers, or NEOs.

•	Alignment with Requirements of the 1940 Act — The Company’s compensation program must align with the requirements of the 1940 Act, which imposes certain limitations on the structure of a BDC’s compensation program. For example, the 1940 Act prohibits a BDC from maintaining a stock option plan and a profit sharing arrangement simultaneously. As a result, if a BDC has a stock option plan, it is prohibited from using a carried interest formula, a common form of compensation in the private equity industry, as a form of compensation. Because of these and other similar limitations imposed by the 1940 Act, the Compensation Committee is limited as to the type of compensation arrangements that can be utilized in order to attract, retain and motivate employees.

      Components of Total Compensation. The Compensation Committee determined that the compensation packages for 2007 for the NEOs, who are identified in the Summary Compensation Table, should generally consist of the following five key components:

•	Annual base salary;

•	Annual cash bonus;

•	Stock options, priced at current market value;

•	Individual Performance Award, or IPA, which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer, which during 2006 and 2007 was used exclusively to purchase shares of the Company’s common stock in the market through a deferred compensation plan; and

•	Individual Performance Bonus, or IPB, which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer and is paid as current compensation during the year.

      Base Salary. Base salary is designed to attract and retain experienced executives who can drive the achievement of the Company’s goals and objectives. While an executive’s initial base salary is determined by an assessment of competitive market levels, the factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment.
      The Company has entered into employment agreements with William L. Walton, the Company’s Chairman and Chief Executive Officer, Joan M. Sweeney, the Company’s Chief Operating Officer, and Penni F. Roll, the Company’s Chief Financial Officer. See “ — Employment Agreements” below for information regarding the material terms of these agreements.
      Annual Cash Bonus. The annual cash bonus is designed to reward those executives that have achieved certain corporate and individual performance objectives and have contributed to the achievement of certain long-term objectives of the Company. The amount of the annual cash bonus is determined by the Compensation Committee on a discretionary basis. The annual cash bonus, when combined with base salary and the IPA and IPB described below, is benchmarked against a range of compensation that is competitive between the median (50th percentile) and 75th percentile of market compensation levels based on the performance of the individual.
      Stock Options. The Company’s principal objective in awarding stock options to the officers and directors of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders. The Compensation Committee evaluates a number of criteria, including the past service of each such optionee to the Company, the present and potential contributions of such optionee to the success of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the Amended Stock Option Plan, including the recipient’s current stock holdings, years of service, position with the Company, and other factors. The Compensation Committee does not apply a formula assigning specific weights to any of these factors when making its determination. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance.
      IPA. Following the enactment of The Sarbanes-Oxley Act of 2002, the Company was no longer permitted to provide loans to executive officers for the exercise of stock options, as is statutorily provided for in the 1940 Act. This was a significant development, since a substantial component of the total return to stockholders comes in the form of the dividend paid on the Company’s common stock. Under the former loan program, an officer could exercise vested stock options with a loan for the purpose of buying the underlying shares and would then receive dividends on the shares obtained through such exercise and pay the Company interest on the loan until maturity. The loan program caused the officers to share in the risk of ownership of the stock, since the loan would have to be repaid. As such, under the loan program, there was a balance of the benefits and risks of share ownership for the officers.

      When the loan program was discontinued, the Compensation Committee established a long-term incentive compensation program whereby the Compensation Committee of the Board of Directors determines an IPA for certain officers annually, generally at the beginning of each year. In determining the award for any one officer, the Compensation Committee considers individual performance factors, as well as the individual’s contribution to the returns generated for stockholders, among other factors. Stockholders approved the Non-Qualified Deferred Compensation Plan II, or DCP II, through which the IPA is administered, in 2004. See “Non-Qualified Deferred Compensation” for additional detail regarding the determination by the Board of Directors to terminate the Company’s deferred compensation arrangements in 2008. For 2008, the Compensation Committee has determined that the IPAs will be paid in cash in two equal installments during the year to eligible officers, as long as the recipient remains employed by the Company.
      IPB. As a result of changes in the Internal Revenue Code of 1986, as amended (the Code), regarding non-qualified deferred compensation plans, as well as an increase in the competitive market for recruiting and retaining top performers in private equity firms, beginning in 2005 the Board of Directors determined that a portion of the IPA should be paid as an IPB. The IPB is determined annually, generally at the beginning of the year, and is distributed in cash in equal installments to award recipients throughout the year as long as each recipient remains employed by the Company. If a recipient terminates employment during the year, any remaining cash payments under the IPB would be forfeited. In determining an IPB award for any one officer, the Committee considers individual performance factors, as well as the individual’s contribution to the returns generated for stockholders, among other factors.
      Employment Agreements and Severance Arrangements. The Company entered into employment agreements in 2004 with Mr. Walton and Mmes. Sweeney and Roll. These agreements were reviewed in 2007 and amended to comply with regulatory changes in the Code and to address other tax related matters. Pursuant to each of these agreements, if the executive’s employment is terminated without cause during the term of the agreement, or within 24 months of a change of control, the executive shall be entitled to severance pay. See “Severance and Change of Control Arrangements” for more detail.
      401(k) Plan. The Company maintains a 401(k) Plan. All employees who are at least 21 years of age have the opportunity to contribute pre-tax or after-tax salary deferrals to the 401(k) Plan, up to $15,500 annually for the 2008 plan year, and to direct the investment of these contributions. Plan participants who are age 50 or older during the 2008 plan year are eligible to defer an additional $5,000 during 2008. The 401(k) Plan allows eligible participants to invest in the Allied Capital Stock Fund, consisting of Allied Capital common stock and cash, among other investment options. On February   , 2008, the 401(k) Plan held less than 1% of the outstanding shares of the Company.
      During the 2007 plan year, the Company contributed up to 5% of each participant’s eligible compensation for the year, up to maximum compensation of $225,000, to each participant’s plan account on the participant’s behalf, which fully vested at the time of the contribution. For 2007, the Company’s contribution with respect to compensation in excess of $225,000 will be made in cash to the participant in the first quarter of 2008.

      For the 2008 plan year, the Company amended its 401(k) Plan to provide that the Company will match 100% of the first 4% of deferral contributions made by each participant up to $230,000 of eligible compensation. No excess contribution will be made for 2008.
      Insurance. The Company makes available to all employees health insurance, dental insurance, and group life and disability insurance. Prior to the Sarbanes-Oxley Act of 2002, the Company provided split dollar life insurance arrangements for certain senior officers. The Company has subsequently terminated its obligations to pay future premiums with respect to existing split-dollar life insurance arrangements.
      Perquisites. The Company provides only limited perquisites such as Company-paid parking to its NEOs. The Company utilizes corporate aircraft for business use in an effort to improve the efficiency of required business travel. Imputed income determined in accordance with the Internal Revenue Service requirements is reflected in an NEO’s aggregate compensation for income tax purposes for any business trip on which a non-employee family member or guest accompanies the NEO. For compensation disclosure purposes, the value of such travel by non-employee family members or guests is calculated by allocating costs incurred. With respect to travel by non-employee family members or guests, this is computed by allocating direct and indirect expenses, other than depreciation, on a per hour basis. Direct and indirect expenses generally include crew compensation and expenses, fuel, oil, catering expenses, hangar, rent, insurance, landing and similar fees, and maintenance costs.
Establishing Compensation Levels
      Role of the Compensation Committee. The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Exchange Act and independent directors as defined by NYSE rules.
      The Compensation Committee operates pursuant to a charter that sets forth the mission of the Compensation Committee and its specific goals and responsibilities. The Compensation Committee’s mission is to evaluate and make recommendations to the Board regarding the compensation of the Chief Executive Officer and other executive officers of the Company, and their performance relative to their compensation, and to assure that they are compensated effectively in a manner consistent with the compensation philosophy discussed earlier, internal equity considerations, competitive practice, and the requirements of applicable law and the appropriate regulatory bodies. In addition, the Compensation Committee evaluates and makes recommendations to the Board regarding the compensation of the directors, including their compensation for services on Board committees.
      The Compensation Committee’s charter reflects these goals and responsibilities, and the Compensation Committee annually reviews and revises its charter as necessary. To assist in carrying out its responsibilities, the Compensation Committee periodically receives reports and recommendations from management and from a third-party compensation consultant that it selects and retains. The Compensation Committee may also, from time to time, consult with legal, accounting or other advisors all in accordance with the authority granted to the Compensation Committee in its charter.

      Role of Management. The key members of management involved in the compensation process are the Chief Executive Officer, the Chief Operating Officer and the Director of Human Resources. Management proposes certain corporate and individual performance objectives for executive management that could be established to achieve long-term objectives of the Company and used to determine total compensation, and these proposals are presented to the Compensation Committee for review and approval. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for the annual cash bonus, IPA and IPB. Management’s recommendations are presented to the Compensation Committee for review and approval.
      Role of the Compensation Consultant. The Compensation Committee annually retains a third-party compensation consultant to assess the competitiveness of the current and proposed compensation levels of the Company’s NEOs in light of competitive market practices. The Compensation Committee has engaged Ernst & Young LLP’s Performance and Reward Practice or its predecessor (the Compensation Consultant) for this purpose for more than five years.
      The Compensation Consultant attends Compensation Committee meetings, meets with the Compensation Committee without management present and provides third-party data, advice and expertise on current and proposed executive and director compensation. At the direction of the Compensation Committee, the Compensation Consultant prepares an analysis of compensation matters including positioning of programs in the competitive market, including peer group review, and the design of plans consistent with the Compensation Committee’s compensation philosophy.
      Ernst & Young, LLP provides consulting and other services to the Company, however, the Compensation Committee believes this does not compromise the Compensation Consultant’s ability to provide an independent perspective on executive compensation. During 2007, the Compensation Consultant was paid $128,689 for its services to the Compensation Committee.
      Assessment of Market Data, Peer Comparisons and Benchmarking of Compensation. The Compensation Consultant assists the Compensation Committee with the assessment of the compensation practices of comparable companies. Given the Company’s structure as a publicly traded, internally managed BDC coupled with the fact that most of the Company’s direct competitors are privately held private equity partnerships, specific compensation information with respect to the Company’s direct competitors typically is not publicly available. There are a limited number of published survey sources that have a primary focus on the private equity industry and that provide annualized information on long-term incentive plans in the industry, which typically take the form of carried interest.
      As a part of the annual assessment of compensation, the Compensation Committee and the Compensation Consultant analyze NEO compensation information relative to:

•	a peer group of publicly traded companies, as determined by the Compensation Committee, including internally managed BDCs, deemed similar to the Company in terms of industry segment, company size and competitive industry and geographic market for executive talent;

•	published survey data on similarly sized private equity firms; and

•	an estimation of aggregate compensation levels paid by externally managed publicly traded BDCs and similar pass-through structures, such as real estate investment trusts.
      Through this process, the Compensation Committee benchmarks the Company’s compensation for NEOs, including the CEO, to the median (50th percentile) through the 75th percentile of competitive market data. However, the Compensation Committee is unable to benchmark the compensation data of individual NEOs from the externally managed companies because no individual compensation data is available.
      The Company’s peer group is the same peer group used for its 2006 analysis and is composed of the following nine publicly traded companies in the financial services industry:

• AllianceBernstein Holding L.P.	• Friedman, Billings, Ramsey Group, Inc.
• American Capital Strategies, Ltd.	• iStar Financial, Inc.
• CapitalSource Inc.	• Legg Mason, Inc.
• CIT Group Inc.	• T. Rowe Price Group, Inc.
• Federated Investors, Inc.
      While comparisons to compensation levels at the Company’s peer group is helpful in assessing the overall competitiveness of its executive compensation program, the Company believes that its executive compensation program also must be internally consistent and equitable in order for the Company to achieve its investment objectives and to continue to attract and retain outstanding employees.
      The Compensation Committee uses the private equity published survey data to assess the market for investment professionals, but also considers each individual’s contribution to the Company that year to assess internal pay equity. As a result, the composition of the Company’s NEOs, excluding the Chief Executive Officer and the Chief Financial Officer, may change from year to year.
      Review of Tally Sheets. The Compensation Committee annually reviews tally sheets prepared by the Compensation Consultant that illustrate all components of the compensation provided to the Company’s NEOs, including base salary, annual cash bonus, IPAs and IPBs, stock option awards, perquisites and benefits, the accumulated balance under non-qualified deferred compensation plans, and the aggregate amounts that may be paid as the result of certain events of termination under employment agreements including a change of control. The purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation for its NEOs, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation. The Compensation Committee also provides a full report of all compensation program components to the Board of Directors, including the review and discussion of the tally sheets.
      Assessment of Corporate and Individual Performance. The Compensation Committee considered certain corporate and individual performance measures that have been established to achieve long-term total return to stockholders. The corporate and individual performance measures for 2007 included, among others, the following:

•	Setting strategic direction;

•	Maintaining the highest ethical standards, internal controls and adherence to regulatory requirements;

•	Maintaining appropriate dividend payouts to shareholders with the appropriate balance of interest and fee income and capital gain harvest;

•	Maintaining a conservative balance sheet and investment grade status;

•	Continually innovating and improving the Company’s investment process;

•	Maintaining portfolio credit quality and improving overall portfolio performance;

•	Continually innovating and improving financial and operating services provided to portfolio companies; and

•	Attracting and retaining the best and brightest talent, developing potential successors for future leadership roles.
      During 2007, the Company achieved numerous strategic investment and operational goals and objectives, including, among other things:

•	Invested billion;

•	Generated $ million in net realized capital gains;

•	Paid $407.3 million in dividends to stockholders, a 7% increase in dividends per share over 2006;

•	Established the Allied Capital Senior Debt Fund, L.P. with an initial closing of $125 million in equity capital commitments; and

•	Partnered with GE Commercial Finance to establish the $3.6 billion Unitranche Fund, LLC.
Compensation Determination
      In identifying prevailing market competitive compensation and benefit levels for similarly situated companies, Allied Capital employs the three-pronged approach discussed above. In determining the individual compensation for the Company’s NEOs, the Compensation Committee considers the total compensation to be awarded to each NEO and may exercise discretion in determining the portion allocated to the various components of total compensation and there is no pre-determined weighting of any specific components. The Company believes that the focus on total compensation provides the ability to align pay decisions with short- and long-term needs of the business. This approach also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

      Individual compensation levels for NEOs are determined based on individual performance and the achievement of certain corporate and executive performance objectives that have been established to achieve long-term objectives of the Company. Increases to base salary are awarded to recognize an executive for assuming additional responsibilities and his/her related performance, to address changes in the external competitive market for a given position, or to achieve an appropriate competitive level due to a promotion to a more senior position.
      In determining the amount of an executive’s variable compensation — the annual cash bonus, IPA and IPB — the Compensation Committee uses market-based total compensation guidelines described above, which are the proxy peer group analysis, private equity published survey data, and estimates of and comparisons to compensation paid by externally managed publicly traded pass-through companies. Within those guidelines, the Committee considers the overall funding available for such awards, the executive’s performance, and the desired mix between the various components of total compensation. The Company does not use a formula-based approach in determining individual awards or weighting between the components. Rather, discretion is exercised in determining the overall total compensation to be awarded to the executive. As a result, the amounts delivered in the form of an annual cash bonus, IPA and IPB are designed to work together in conjunction with base salary to deliver an appropriate total compensation level to the NEO.
      The Company believes that the discretionary design of its variable compensation program supports its overall compensation objectives by allowing for significant differentiation of pay based on individual performance and by providing the flexibility necessary to ensure that pay packages for its NEOs are competitive relative to its market.
      Determination of 2007 Compensation for the CEO and other NEOs. The compensation of the Chief Executive Officer and other NEOs is determined based on the achievement of certain corporate and individual performance objectives discussed above. 2007 was a year of continued progress in achieving the objectives that contribute to the long-term success of the Company. Among other things described above, the Company invested $1.9 billion in 68 transactions, generated approximately $277.6 million in net realized gains, and paid approximately $407.3 million in dividends to stockholders. The Compensation Committee acknowledged the fact that, while management had achieved numerous strategic investment and operational goals and objectives for the year, market conditions had resulted in a significant reduction in the Company’s stock price during the latter half of 2007, which adversely affected total return to stockholders for the year.
      Mr. Walton is paid an annual base salary of $1,500,000, the same rate that has been in effect since February 2004. Mr. Walton received an annual bonus for 2007 of $2,150,000, a 22% reduction from the annual bonus that was paid for 2006. Mr. Walton also received a 2007 IPA of $1,475,000 and a 2007 IPB of $1,475,000, which were the same amounts as the prior year. Mr. Walton received a grant of 186,000 stock options in 2007; he did not receive a stock option grant in 2006.
      Ms. Sweeney is paid an annual base salary of $1,000,000, the same rate that has been in effect since February 2004. Ms. Sweeney received an annual bonus for 2007 of $1,300,000, a 13% reduction from the annual bonus that was paid for 2006. Ms. Sweeney also received a 2007 IPA of $750,000 and a 2007 IPB of $750,000, which were the same amounts as the prior year. Ms. Sweeney received a grant of 139,500 stock options in 2007; she did not receive a stock option grant in 2006.
      For 2007, Ms. Roll was paid an annual base salary of $525,000, the same rate that has been in effect since 2006. Ms. Roll received an annual bonus for 2007 of $850,000, the same annual bonus that she received in 2006, in recognition of the Company’s performance and her individual performance. Ms. Roll also received a 2007 IPA of $350,000 and a 2007 IPB of $350,000. Ms. Roll received a grant of 139,500 stock options in 2007.
      For 2007, Mr. Russell was paid an annual base salary of $550,000. Mr. Russell received an annual bonus for 2007 of $2,475,000 in recognition of the Company’s performance and his individual performance. Mr. Russell also received a 2007 IPA of $475,000 and a 2007 IPB of $475,000. Mr. Russell received a grant of 186,000 stock options in 2007.
      For 2007, Mr. Scheurer was paid an annual base salary of $600,000. Mr. Scheurer received an annual bonus for 2007 of $1,700,000 in recognition of the Company’s performance and his individual performance. Mr. Scheurer also received a 2007 IPA of $550,000 and a 2007 IPB of $550,000. Mr. Scheurer received a grant of 139,500 stock options in 2007.
      After reviewing the 2007 peer group information, tally sheets and the achievement of corporate and executive performance measures for each of these executives, the Compensation Committee determined that the total compensation levels for each of these executives was within a competitive range to existing market levels and remained consistent with the Compensation Committee’s expectations.
Stock Option Practices
      The Company’s principal objective in awarding stock options to the officers and directors of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance. Stock options are priced at the closing price of the stock on the date the option is granted. See “Amended Stock Option Plan.”
Restricted Stock
      During November 2007, the Company filed an exemptive application with the Commission to permit the issuance of restricted stock to the Company’s employees and non-officer directors. If the Company were to receive an order from the Commission to permit such issuance, the Company would be required to seek the approval of stockholders before it may issue restricted stock. Assuming the Corporation obtained stockholder approval, the Board of Directors would consider the issuance of restricted stock together with the issuance of stock options as another form of equity compensation.

Target Ownership Program
      During 2006, the Board of Directors established a target ownership program to encourage share ownership by the Company’s senior officers, so that the interests of the officers and stockholders are aligned. Generally, officers have five years to achieve their target ownership level, which is determined on an individual basis by the Compensation Committee and adjusted annually to reflect increases in base salary, if any. The Compensation Committee considers these target ownership levels and each individual’s progress toward achieving his or her target ownership in connection with its annual compensation review. See “Target Ownership” for additional information related to the target ownership program.
Impact of Regulatory Requirements — Tax Deductibility of Pay
      Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year, which applies with respect to certain of its most highly paid executive officers for 2007. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a performance-based compensation policy. The total compensation for each of Messrs. Walton, Russell, Scheurer and Ms. Sweeney is above the $1,000,000 threshold for 2007; accordingly, for 2007, a portion of their total compensation, including salaries, bonuses, IPBs, and other compensation is not deductible by the Company.
Compensation Committee Report
      The Compensation Committee, composed entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the Compensation Committee’s deliberations and discussions with management, the Compensation Committee recommends that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement.

Compensation Committee
Anthony T. Garcia, Chairman
Brooks H. Browne, Member
John D. Firestone, Member
John I. Leahy, Member
Marc F. Racicot, Member
      The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Summary Compensation Table
      The following table sets forth compensation that the Company paid during the years ended December 31, 2007 and 2006, to its principal executive officer, principal financial officer and each of the three highest paid executive officers of the Company (collectively, the Named Executive Officers or NEOs) in each capacity in which each NEO served. Certain of the NEOs served as both officers and directors.

							Change in
							Pension Value
							and
						Non-Equity	Non-Qualified
						Incentive	Deferred
Name and Principal				Stock	Option	Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total

William L. Walton,	2007	$1,505,769	$5,301,250	n/a	$488,229	n/a	n/a	$3,658,402	$10,953,650
Chief Executive	2006	1,500,000	5,700,000	n/a	421,142	n/a	n/a	250,763	7,871,905
Officer
Joan M. Sweeney,	2007	$1,003,846	$2,913,750	n/a	$366,172	n/a	n/a	$1,986,159	$6,269,927
Chief Operating	2006	1,000,000	3,000,000	n/a	314,827	n/a	n/a	134,418	4,449,245
Officer
Penni F. Roll,	2007	$527,019	$1,607,500	n/a	$576,854	n/a	n/a	$509,089	$3,220,462
Chief Financial	2006	523,558	1,550,000	n/a	490,659	n/a	n/a	70,571	2,634,788
Officer
Daniel L. Russell,
Managing Director	2007	$550,673	$3,506,154	n/a	$725,172	n/a	n/a	$372,028	$5,154,027
John M. Scheurer,
Managing Director	2007	$602,308	$2,868,750	n/a	$352,941	n/a	n/a	$1,308,347	$5,132,346

(1)	This column includes annual cash bonus, IPA, IPB and for 2007 the excess 401(k) Plan contribution, which represents the excess amount of the 5% employer contribution over the IRS limit of how much an employer may contribute to the 401(k) plan which was paid in cash for 2007. For 2006, this excess contribution was contributed to the 2005 DCP I. For a discussion of these compensation components, see “Compensation Discussion and Analysis” above. The following table provides detail as to the composition of the bonus received by each of the NEOs:

					Excess 401(k)
	Year	Bonus	IPA	IPB	Contribution

Mr. Walton	2007	$2,150,000	$1,475,000	$1,475,000	$201,250
	2006	$2,750,000	$1,475,000	$1,475,000	—

Ms. Sweeney	2007	$1,300,000	$750,000	$750,000	$113,750
	2006	$1,500,000	$750,000	$750,000	—

Ms. Roll	2007	$850,000	$350,000	$350,000	$57,500
	2006	$850,000	$350,000	$350,000	—

Mr. Russell	2007	$2,475,000	$475,000	$475,000	$81,154

Mr. Scheurer	2007	$1,700,000	$550,000	$550,000	$68,750

(2)	The following table sets forth the amount included in the “Option Awards” column with respect to prior year awards and the 2007 awards. See Note [ ] to our 2007 consolidated financial statements for the assumptions used in determining SFAS 123R values. See the “Grants of Plan-Based Awards” table for the full fair value of the options granted to NEOs in 2007. The amount recognized for financial statement reporting purposes represents the SFAS 123R fair value of options awarded in prior and current years that vested in 2007, which are non-cash expenses.

	SFAS 123R Expenses Included in the
	Table Attributed to:

2007 Non-Cash Expense for Option Awards	Prior-Year Awards	2007 Awards

Mr. Walton	$210,882	$277,347

Ms. Sweeney	$158,162	$208,010

Ms. Roll	$368,844	$208,010

Mr. Russell	$447,826	$277,346

Mr. Scheurer	$144,931	$208,010

(3)	There were no above market or preferential earnings on the non-qualified deferred compensation plans. See “Non-Qualified Deferred Compensation” below.

(4)	All Other Compensation is composed of the following:

		Company	Employer	SFAS 123R
		Contribution	Contribution	Expense
		to 401(k)	to 2005	Related
	Year	Plan	DCP I(A)	to the OCP(B)	Other(C)

Mr. Walton	2007	$11,250	—	$3,612,697	$34,455
	2006	$11,000	$201,500	n/a	$38,263

Ms. Sweeney	2007	$11,250	—	$1,966,137	$8,772
	2006	$11,000	$114,000	n/a	$9,418

Ms. Roll	2007	$11,250	—	$493,223	$4,616
	2006	$11,000	$55,154	n/a	$4,417

Mr. Russell	2007	$11,250	$81,154	$356,667	$4,111

Mr. Scheurer	2007	$11,250	$68,750	$1,287,482	$9,615

(A)	Because the IRS limits the amount an employer may contribute to a 401(k) plan on behalf of each participant, for 2006 the Company contributed the excess amount of the 5% employer contribution over this limit to the 2005 DCP I on behalf of the participant. For 2007, this excess contribution was paid in cash to the participant and is included as a bonus in 2007.

(B)	Because the weighted average market price of the Company’s common stock at the commencement of the tender offer was higher than the market price at the close of the tender offer, SFAS 123R required the Company to record stock option expense related to the stock options cancelled. This is a non-cash expense and, while deemed to be compensation for financial reporting purposes, did not benefit the NEOs in any way.

(C)	This amount includes perquisites such as Company-paid parking and the imputed income value of split dollar life insurance arrangements. For Messrs. Walton and Scheurer, the amount also includes the premiums associated with executive long-term disability insurance. In addition, the amount includes $23,994 for Mr. Walton and $2,370 for Ms. Sweeney, and $1,241 for Mr. Russell related to the allocated costs associated with the travel of non-employee family members or guests when they have accompanied the NEOs on trips for business purposes. The value of this perquisite is different than each NEO’s imputed income, which is calculated in accordance with IRS requirements.
Employment Agreements
      The Company entered into employment agreements in 2004 with William L. Walton, the Company’s Chairman and CEO, Joan M. Sweeney, the Company’s Chief Operating Officer, and Penni F. Roll, the Company’s Chief Financial Officer. These agreements were amended in 2007 to comply with Section 409A of the Code and to address other tax-related matters. Each of the agreements provides for a three-year term that extends one day at the end of every day during its length, unless either party provides written notice of termination of such extension. In that case, the agreement would terminate three years from such notification.
      Each agreement specifies each executive’s base salary compensation during the term of the agreement. The Compensation Committee has the right to increase the base salary during the term of the employment agreement. In addition, each employment agreement states that the Compensation Committee may provide, at their sole discretion, an annual cash bonus. This bonus is to be determined with reference to each executive’s performance in accordance with performance criteria to be determined by the Compensation Committee in its sole discretion. Under each agreement, each executive is also entitled to participate in the Company’s Amended Stock Option Plan, and to receive all other awards and benefits previously granted to each executive, including the payment of life insurance premiums.
      The executive has the right to voluntarily terminate employment at any time with 30 days’ notice, and in such case, the employee will not receive any severance pay. Among other things, the employment agreements prohibit the solicitation of employees from the Company in the event of an executive’s departure for a period of two years. See “Severance and Change in Control Arrangements” for a discussion of the severance and change in control arrangements set forth in each of these agreements.
Grants of Plan-Based Awards

								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Option		Grant Date
		Under Non-Equity			Under Equity Incentive			Awards;	Awards;		Fair Value
		Incentive Plan Awards			Plan Awards			Number	Number of	Exercise	of Stock
								of Shares	Securities	or Base	and
	Grant							of Stock	Underlying	Price of	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options(1)	Option	Awards
										Awards---
William L. Walton	5/15/07	—	—	—	—	—	—	—	186,000	$29.58	$553,685

Joan M. Sweeney	5/15/07	—	—	—	—	—	—	—	139,500	29.58	415,264

Penni F. Roll	5/15/07	—	—	—	—	—	—	—	139,500	29.58	415,264

Daniel L. Russell	5/15/07	—	—	—	—	—	—	—	186,000	29.58	553,685

John M. Scheurer	5/15/07	—	—	—	—	—	—	—	139,500	29.58	415,264

(1)	The options granted in 2007 vest in three installments on 6/30/07, 6/30/08, and 6/30/09.
Amended Stock Option Plan
      The Company’s Amended Stock Option Plan, or Option Plan, is intended to encourage stock ownership in the Company by officers and directors, thus giving them a proprietary interest in the Company’s performance, to reward outstanding performance, and to provide a means to attract and retain persons of outstanding ability to the service of the Company. The Option Plan was last approved by stockholders in May 2007.
      As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee believes that stock-based incentive compensation is a key element of officer and director compensation. The Compensation Committee’s principal objective in awarding stock options to the eligible officers of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders.
      Stock options are granted under the Option Plan at a price not less than the prevailing market value at the grant date and will have realizable value only if the Company’s stock price increases. The Compensation Committee determines the amount and features of the stock options, if any, to be awarded to optionees. The Compensation Committee evaluates a number of criteria, including the past service of each such optionee to the Company, the present and potential contributions of such optionee to the success of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the Option Plan, including the recipient’s current stock holdings, years of service, position with the Company, and other factors. The Compensation Committee does not apply a formula assigning specific weights to any of these factors when making its determination. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance. Pursuant to the 1940 Act, options may not be repriced for any participant.
      All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of the Company for any reason other than death or total and permanent disability. If an optionee’s employment is terminated for any reason other than death or total and permanent disability before expiration of his option and before he has fully exercised it, the optionee has the right to exercise the option during the balance of a 60-day period from the date of termination. If an optionee dies or becomes totally and permanently disabled before expiration of the option without fully exercising it, he or she or the executors or administrators or legatees or distributees of the estate shall, as may be provided at the time of the grant, have the right, within one year after the optionee’s death or total and permanent disability, to exercise the option in whole or in part before the expiration of its term.
      All outstanding options will become fully vested and exercisable upon a Change of Control. For purposes of the Option Plan, a “Change of Control” means (i) the sale or other disposition of all or substantially all of the Company’s assets; or (ii) the acquisition, whether directly, indirectly, beneficially (within the meaning of Rule 13d-3 of the Exchange Act), or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then outstanding common stock by any person (within the meaning of Section 13(d) and 14(d) of the Exchange Act), including, but not limited to, any corporation or group of persons acting in concert, other than (A) the Company or its subsidiaries and/or (B) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or (iii) the individuals who were members of the Board of Directors as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board or nominated by at least two-thirds (2/3) of the Corporate Governance/ Nominating Committee of the Board of Directors (a majority of the members of the Corporate Governance/ Nominating Committee are members of the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.
      The Option Plan is designed to satisfy the conditions of Section 422 of the Code so that options granted under the Option Plan may qualify as “incentive stock options.” To qualify as “incentive stock options,” options may not become exercisable for the first time in any year if the number of incentive options first exercisable in that year multiplied by the exercise price exceeds $100,000.
      On February 1, 2008, options to purchase 7.1 million shares were granted with an exercise price of $22.96 per share. The options vest ratably over a three-year period beginning on June 30, 2009. The estimated expense included in the Grants of Plan-Based Awards table, above, does not include any expense related to the options granted in 2008.

Outstanding Equity Awards at Fiscal Year-End
      The following table sets forth the stock option awards outstanding at December 31, 2007:

	Option Awards(1)						Stock Awards(3)

									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
				Equity					Number of	Market or
				Incentive					Unearned	Payout
				Plan					Shares,	Value of
				Awards:			Number	Market	Units or	Unearned
	Number of	Number of		Number of			of	Value of	Other	Shares,
	Securities	Securities		Securities			Shares or	Shares or	Rights	Units
	Underlying	Underlying		Underlying			Units of	Units of	That	of Other
	Unexercised	Unexercised		Unexercised	Option	Option	Stock That	Stock That	Have	Rights That
	Options	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Not	Have Not
Name	Exercisable(2)	Unexercisable		Options	Price	Date	Vested	Vested	Vested	Vested

William L. Walton	400,000	—		—	$28.98	3/11/2014	n/a	n/a	n/a	n/a
	62,000	124,000	(4)	—	$29.58	5/15/2014	n/a	n/a	n/a	n/a

Joan M. Sweeney	5,633	—		—	$17.75	12/30/2009	n/a	n/a	n/a	n/a
	4,646	—		—	$21.52	12/13/2012	n/a	n/a	n/a	n/a
	78,450	—		—	$28.98	3/11/2014	n/a	n/a	n/a	n/a
	46,500	93,000	(4)	—	$29.58	5/15/2014	n/a	n/a	n/a	n/a

Penni F. Roll	122,677	—		—	$21.52	12/13/2012	n/a	n/a	n/a	n/a
	200,000	—		—	$28.98	3/11/2014	n/a	n/a	n/a	n/a
	133,334	66,666	(5)	—	$27.51	8/3/2015	n/a	n/a	n/a	n/a
	46,500	93,000	(4)	—	$29.58	5/15/2014	n/a	n/a	n/a	n/a

Daniel L. Russell	4,085	—		—	$21.59	9/20/2011	n/a	n/a	n/a	n/a
	4,646	—		—	$21.52	12/13/2012	n/a	n/a	n/a	n/a
	100,000	—		—	$28.98	3/11/2014	n/a	n/a	n/a	n/a
	200,000	100,000	(5)	—	$27.51	8/3/2015	n/a	n/a	n/a	n/a
	62,000	124,000	(4)	—	$29.58	5/15/2014	n/a	n/a	n/a	n/a

John M. Scheurer	150,000	—		—	$28.98	3/11/2014	n/a	n/a	n/a	n/a
	33,334	16,666	(5)	—	$27.51	8/3/2015	n/a	n/a	n/a	n/a
	46,500	93,000	(4)	—	$29.58	5/15/2014	n/a	n/a	n/a	n/a

(1)	During 2007, the Company completed a tender offer for vested in-the-money options and cancelled a total of 10.3 million options. See “Option Cancellation and the OCP.”
(2)	No stock option awards have been transferred.
(3)	The Company has not made any stock awards. As a business development company, the Company is prohibited by the 1940 Act from issuing stock awards except pursuant to a Commission exemptive order. The Company has filed an application seeking exemptive relief to issue restricted stock.
(4)	The options granted vest in three installments on 6/30/07, 6/30/08, and 6/30/09.
(5)	The options granted vest in three installments on 6/30/06, 6/30/07, and 6/30/08.
Option Exercises and Stock Vested
      No stock option awards were exercised by any NEO during the year ended December 31, 2007.

		Option Awards		Stock Awards

		Number of Shares		Number of Shares
		Acquired on	Value Realized	Acquired on	Value Realized
Name	Year	Exercise	on Exercise	Vesting	on Vesting

William L. Walton	2007	—	—	n/a	n/a
Joan M. Sweeney	2007	—	—	n/a	n/a
Penni F. Roll	2007	—	—	n/a	n/a
Daniel L. Russell	2007	—	—	n/a	n/a
John M. Scheurer	2007	—	—	n/a	n/a

Equity Compensation Plan Information
      The following table sets forth information as of December 31, 2007, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Number of
securities
remaining
available for
future issuance
	Number of		under equity
	Securities to be		compensation
	issued upon	Weighted-average	plans (excluding
	exercise of	exercise price of	securities reflected
	outstanding options	outstanding options	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	18,476,893	$28.3614	10,745,694
Equity compensation plans not approved by stockholders	—	—	—

Total	18,476,893	$28.3614	10,745,694

Option Cancellation and the OCP
      In connection with the Company’s 2006 Annual Meeting of Stockholders, the stockholders approved the issuance of up to 2,500,000 shares of the Company’s common stock in exchange for the cancellation of vested “in-the-money” stock options granted to certain officers and directors under the Amended Stock Option Plan. Under the initiative, which was reviewed and approved by the Company’s Board of Directors, all optionees who held vested stock options with exercise prices below the market value of the stock (or “in-the-money” options), were offered the opportunity to receive cash and unregistered common stock in exchange for their voluntary cancellation of their vested stock options. The sum of the cash and common stock to be received by each optionee would equal the “in-the-money” value of the stock option cancelled. On July 18, 2007, the Company completed a tender offer related to this offer to all optionees who held vested “in-the-money” stock options as of June 20, 2007. The Company accepted for cancellation 10.3 million vested options held by employees and non-officer directors, which in the aggregate had a weighted average exercise price per share of $21.50. This resulted in a total OCP of approximately $105.6 million, of which $52.8 million was paid in cash to satisfy required tax withholdings and $52.8 million was paid through the issuance of 1.7 million unregistered shares of the Company’s common stock, determined using the Weighted Average Market Price of $31.75, which represented the volume-weighted average price of the Company’s common stock over the fifteen trading days preceding the first day the offer period. The NEOs received the following OCPs in connection with their participation in the tender offer:

	Shares	Cash

William L. Walton	455,211	$14,452,966
Joan S. Sweeney	247,864	7,869,699
Penni F. Roll	59,855	1,900,424
Daniel L. Russell	38,274	1,215,205
John M. Scheurer	138,099	4,384,674
Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions in	Contributions in	Earnings in	Distributions in	December 31,
Name	2007(1)(4)	2007(2)	2007(3)	2007	2007(5)

William L. Walton	$1,453,612	$198,578	$(2,313,904)	$—	$11,366,271
Joan M. Sweeney	$739,125	$112,347	$(1,092,826)	$—	$5,832,948
Penni F. Roll	$344,925	$54,354	$(409,013)	$—	$2,247,601
Daniel L. Russell	$468,112	$64,020	$(271,709)	$—	$1,693,936
John M. Scheurer	$542,025	$60,608	$(789,761)	$—	$5,697,511

(1)	Executive contributions are based on the IPAs earned during the 2007 plan year (net of FICA tax) and contributed to the 2005 DCP II. There are no other executive deferrals.

(2)	Company contributions are based on the excess 401(k) employer contribution made to the 2005 DCP I in 2007 (for the 2006 plan year) and allocated to the participant’s account.

(3)	Includes interest and dividend income and realized and unrealized gains and losses on all deferred compensation arrangements.

(4)	The Executive and Company contributions are also reflected in the Summary Compensation Table.

(5)	During 2007, the Company’s Board of Directors determined to terminate its deferred compensation arrangements, and the balances will be distributed to the participants in 2008. See “Termination of Deferred Compensation Arrangements” below.
     The 2005 Deferred Compensation Plan I. The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan, or 2005 DCP I, is an unfunded plan, as defined in the Code, that provides for the voluntary deferral of compensation by directors, employees and consultants of the Company. Prior to 2005, such voluntary deferrals were made to the Allied Capital Corporation Non-Qualified Deferred Compensation Plan, or DCP I. Any director, senior officer, or consultant of the Company is eligible to participate in the 2005 DCP I at such time and for such period as designated by the Board of Directors. The 2005 DCP I is administered through a grantor trust, and the Company funds this plan through cash contributions.
      The 2005 Deferred Compensation Plan II. The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan II, or 2005 DCP II, is an unfunded plan, as defined in the Code, that provides for the deferral of compensation by the Company’s officers. All IPA contributions made for 2005, 2006, and 2007 were made into 2005 DCP II. Prior to 2005, IPA contributions were made to the Allied Capital Corporation Non-Qualified Deferred Compensation Plan II (DCP II).

      The IPAs were generally deposited in the trust in equal installments, on a quarterly basis, in the form of cash. The Compensation Committee designed both DCP II and 2005 DCP II to require the trustee to use the cash to purchase shares of the Company’s common stock in the open market. A participant only vests in the award as it is deposited into the trust. The Compensation Committee, in its sole discretion, designates the senior officers who were to receive IPAs and participate in 2005 DCP II. During any period of time in which a participant has an account in either DCP II or 2005 DCP II, any dividends declared and paid on shares of common stock allocated to the participant’s accounts were reinvested in shares of the Company’s common stock.
      The Compensation Committee of the Company’s Board of Directors administers all of the Company’s deferred compensation arrangements. The Board of Directors reserves the right to amend, terminate, or discontinue DCP II and 2005 DCP II, provided that no such action will adversely affect a participant’s rights under the plans with respect to the amounts contributed to his or her deferral accounts.
      Termination of Deferred Compensation Arrangements. In December 2007, the Company’s Board of Directors made a determination that it is in the best interests of the Company to terminate its deferred compensation arrangements (each individually a Plan, or collectively, the Plans). The Board of Directors’ decision was primarily in response to increased complexity resulting from recent changes in the regulation of deferred compensation arrangements.
      The Board of Directors resolved that DCP I and DCP II will be terminated in accordance with the provisions of each of these Plans, and the accounts under these Plans will be distributed to participants in full on March 18, 2008, the termination and distribution date, or as soon as is reasonably practicable thereafter.
      The Board of Directors also resolved to amend and restate 2005 DCP I and 2005 DCP II to provide for termination of each of these Plans and distribution of the accounts under these Plans on March 18, 2008, or as soon as is reasonably practicable thereafter, in full in accordance with the transition rule for payment elections under Section 409A of the Code.
      Distributions from the Plans will be made in cash or shares of the Company’s common stock, net of required withholding taxes. The assets of the rabbi trust related to DCP I and 2005 DCP I are primarily invested in assets other than shares of the Company’s common stock. At December 31, 2007, the liability to participants related to DCP I and 2005 DCP I was valued at $           million in the aggregate, and that liability is fully funded by assets held in the rabbi trust.
      The assets of the rabbi trust related to DCP II and 2005 DCP II are primarily invested in shares of the Company’s common stock. At December 31, 2007, the liability to participants related to DCP II and 2005 DCP II was valued at $           million in the aggregate, and that liability is fully funded by assets held in the rabbi trust. At December 31, 2007, the rabbi trust held approximately [1.3] million shares for DCP II and 2005 DCP II.
      The account balances in the Plans reflect a combination of participant elective compensation deferrals and non-elective employer contributions, including contributions related to previously earned IPAs. As of February   , 2007, the account balances of the NEOs related to these Plans were $[ ] million for Mr. Walton, $[]

million for Ms. Sweeney, $[ ] million for Ms. Roll, $[ ] million for Mr. Russell, and $[ ] million for Mr. Scheurer.
      Changes in Method of Payment of IPA for 2008. As a result of the termination of the Company’s deferred compensation arrangements, the Compensation Committee is considering the Company’s compensation structure and other changes that may be implemented if the Company obtains Commission and stockholder approval to issue restricted stock. For 2008, the Compensation Committee has determined that the IPAs will be paid in cash in two equal installments during the year to eligible officers, rather than contributed to a deferred compensation plan and invested in shares of the Company’s common stock.
Severance and Change of Control Arrangements
      The Company entered into employment agreements in 2004 with Mr. Walton, and Ms. Sweeney and Ms. Roll. These agreements were reviewed in 2007 and amended to comply with Section 409A and to address other tax-related matters. Each of the agreements provides for a three-year term that extends one day at the end of every day during its length, unless either party provides written notice of termination of such extension. In that case, the agreement would terminate three years from such notification. The following tables quantify the potential payments and benefits upon termination of the Company for each of the NEOs with an employment agreement, assuming the NEO’s employment terminated on December 31, 2007, given the NEO’s compensation and service level as of that date, excluding $11,366,271 for Mr. Walton, $5,832,948 for Ms. Sweeney and $2,247,601 for Ms. Roll representing each NEO’s current deferred compensation balances, which will be distributed to each NEO in 2008 pursuant to the Board of Director’s determination in December 2007 to terminate the Company’s deferred compensation arrangements. Due to the number of factors that affect these calculations, including the price of the Company’s common stock, any actual amounts paid or distributed may be different.

	Termination Scenarios

	By Executive For
	Good Reason or
	By Company	Death or
	Without Cause	Disability	Change of Control
William L. Walton
Cash Payments	$15,633,023	$7,228,000	$15,633,023
Accelerated Vesting of Option Awards	—	—	0
Continued Benefits	206,769	206,769	206,769
Tax Equalization Payment	—	—	6,733,465

Total	$15,839,792	$7,434,769	$22,573,257

	Termination Scenarios

	By Executive For
	Good Reason or
	By Company	Death or
	Without Cause	Disability	Change of Control
Joan M. Sweeney
Cash Payments	$10,324,067	$5,264,333	$10,324,067
Accelerated Vesting of Option Awards	—	—	0
Continued Benefits	152,268	152,268	152,268
Tax Equalization Payment	—	—	4,266,217

Total	$10,476,335	$5,416,601	$14,742,552

	Termination Scenarios

	By Executive For
	Good Reason or
	By Company	Death or
	Without Cause	Disability	Change of Control
Penni F. Roll
Cash Payments	$5,665,983	$2,850,000	$5,665,983
Accelerated Vesting of Option Awards	—	—	0
Continued Benefits	104,149	104,149	104,149
Tax Equalization Payment	—	—	2,472,084

Total	$5,770,132	$2,954,149	$8,242,216
      By Executive For Good Reason or By Company Without Cause. Pursuant to each of those agreements, if the executive resigns without good reason or his/her employment is terminated with cause, the executive will not receive any severance pay. If, however, employment is terminated by the Company without cause or by the executive for good reason, the executive will be entitled to severance pay for a period not to exceed 36 months. Severance pay will include three times the average base salary for the preceding three years, plus three times the average bonus compensation for the preceding three years, plus a lump sum severance amount, plus certain benefits for a period of one year. These benefits include COBRA premiums for Mr. Walton, Ms. Sweeney and Ms. Roll and their eligible family members for the maximum period of continuation coverage provided under COBRA, and also include the full cost for substantially equivalent health and dental insurance benefits for six months after such maximum continuation coverage expires at the sole expense of the Company. These benefits also include participation in the Company’s stock option plan, split-dollar life insurance plan, executive long term disability plan, and deferred compensation plan, if applicable. Severance payments will generally be paid in a lump sum no earlier than six months after separation.
      Change of Control. In the event of a change of control, in addition to the severance value described above, Mr. Walton, Ms. Sweeney and Ms. Roll would each be entitled to a tax equalization payment to offset any applicable excise tax penalties imposed on the executive under Section 4999 of the Code. Under the terms of the Option Plan, all outstanding options will vest immediately upon a change of control. See “Amended Stock Option Plan” above for the definition of change of control.
      Death or Disability. If employment is terminated as a result of death or disability (as defined in the executives’ employment agreements) and no notice of non-renewal has been given, the executive will be entitled to severance pay equal to one times his/her average base salary for the preceding three years, plus one times his/her average bonus compensation for the preceding three years, plus a lump sum severance amount, plus certain benefits previously described for a period of one year.
      Notice of Non-Renewal. If a notice of non-renewal has been given prior to death or disability of the executive, then instead of using a one times multiple of the average base salary and average bonus compensation as described above, the severance amount that relates to base salary and bonus compensation would be calculated using the number of years remaining between the date of the executive’s death or disability and the third anniversary of the notice of non-renewal, but in no event less than one year. Any severance relating to disability will be paid in a lump sum no earlier than six months after separation. Any severance relating to death will be paid in two installments: 75% of such pay will be paid at the time of separation and 25% will be paid on the first anniversary of such separation.
      If the term of employment expires in accordance with the agreement after the delivery of a non-renewal notice by either party, the executive would continue to be employed for three years after the notice of non-renewal (unless otherwise terminated under the agreement). At the end of the three-year term, the executive would receive severance pay equal to one times the average base salary for the preceding three years, plus one times the average bonus compensation for the preceding three years, plus a lump sum severance amount, plus the benefits previously described. Severance payments will be paid in a lump sum no earlier than six months after separation.
      If any provision of the employment agreements would cause the executive to incur any additional tax under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company will reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, in such a situation, the Company will notify and consult with the executives prior to the effective date of any such change.
Indemnification Agreements
      The Company has entered into indemnification agreements with its directors and certain senior officers of the Company including each of the NEOs. The indemnification agreements are intended to provide these directors and senior officers the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that the Company shall indemnify the director or officer who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.
Target Ownership
      During 2006, our Board of Directors established a target ownership program, which requires senior officers to achieve and retain certain stock ownership levels commensurate with their positions within the Company. From the inception of the target ownership program in 2006, officers have five years to achieve the required ownership levels. Individuals who are hired or promoted after the implementation of the target ownership program would be required to achieve the target ownership level within the later of five years from the date of hire or three years from the date of promotion to the relevant title. Many of the Company’s senior officers already own a substantial number of shares of the Company and few have chosen to sell shares over their tenure with the Company. The Board of Directors believes that it is in the best interest of stockholders to encourage share ownership by the Company’s senior officers, so that the interests of officers and stockholders are aligned.

      The Board of Directors has determined target ownership levels for the Company’s senior officers, as follows:

Minimum Share
Senior Officer	Multiple of Base Salary	Ownership Range

Chief Executive Officer	5x	250,000 shares
Management Committee Members	4x	55,000 — 130,000 shares
Managing Directors and Executive Vice Presidents who are not members of the Management Committee	3x	21,500 — 45,000 shares
Principals	2x	10,000 — 20,500 shares
      Target ownership amounts represent the lesser of a multiple of base salary or a specified number of shares. Minimum share ownership requirements are determined on an individual basis and are adjusted annually by the Compensation Committee.
      The Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as certain other senior officers, have met their target ownership levels set forth above. See “Security Ownership of Management and Certain Beneficial Owners”.
      In addition, pursuant to the Company’s Corporate Governance Policy, each non-officer director is required to own $100,000 worth of shares, and directors are required to achieve this target ownership level within five years of joining the Board or (in the case of those directors who were serving on the Board at the time the policy was adopted by the Board) by February 2011. The majority of the Company’s directors have achieved this target ownership level.
PROPOSAL 2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Audit Committee and the independent members of the Board of Directors have appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. If the stockholders ratify the selection of KPMG LLP as the Company’s accountants, KPMG LLP also will be the independent registered public accounting firm for the consolidated subsidiaries of the Company, if required.
      KPMG LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiaries.
      The Company expects that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
      Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company.

The Board of Directors recommends that
stockholders vote to ratify the selection of KPMG LLP as the independent registered public accounting firm of the Company.
Fees Paid to KPMG LLP for 2007 and 2006
      The following are aggregate fees billed to the Company by KPMG LLP during 2007 and 2006.

	Fiscal Year Ended
	December 31

	2007	2006

Audit Fees	$	$1,663,338
Audit-Related Fees		212,500
Tax Fees		34,250
All Other Fees		—

Total Fees:	$	$1,910,088

      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s year-end consolidated financial statements and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings. These services also include the required audits of the Company’s internal controls over financial reporting.
      Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and fees related to requests for documentation and information from regulatory and other government agencies.
      Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.
      All Other Fees. All other fees would include fees for products and services other than the services reported above.
[Report of the Audit Committee
      As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all of the Company’s financial statements filed with the Commission for each quarter during 2007 and as of and for the year ended December 31, 2007. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP), and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Audit Committee of the Board has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm. Pursuant to the policy, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence.
      Any requests for audit, audit-related, tax, and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
      The Audit Committee received and reviewed the written disclosures from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the firm its independence. The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence. The Audit Committee also reviewed the requirements and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal controls over financial reporting.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2007, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Commission. The Audit Committee also recommended the selection of KPMG LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2008.]

Audit Committee
[ ]

PROPOSAL 3.
APPROVAL TO AUTHORIZE THE COMPANY TO SELL SHARES OF
COMMON STOCK BELOW NET ASSET VALUE PER SHARE
      The Company is a closed-end investment company that has elected to be regulated as a business development company (BDC) under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current net asset value per share of such stock or NAV, unless its stockholders approve such a sale and the Company’s Board of Directors make certain determinations.
      Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock at a price below its then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the anniversary of the date of this Meeting and the date of the Company’s 2009 Annual Meeting of Stockholders, which is expected to be held in April 2009.
      Reasons to Offer Common Stock below NAV. The Company believes that market conditions will continue to provide attractive opportunities to deploy capital. Over the past several months, U.S. credit markets, including middle market lending, have experienced significant turbulence spurred in large part by the sub-prime residential mortgage crisis and concerns generally about the state of the U.S. economy. This has led to significant stock price volatility for capital providers such as the Company and has made access to capital more challenging for many firms, particularly those (unlike the Company) who have relied heavily on secured lending facilities. However, the change in market conditions also has had beneficial effects for capital providers, including more reasonable pricing of risk and more appropriate contractual terms. Accordingly, for firms that continue to have access to capital, the current environment should provide investment opportunities on more favorable terms than have been available in recent periods. The Company’s ability to take advantage of these opportunities is dependent upon its access to equity capital.
      As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than 1:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. The Company maintains sources of liquidity through a portfolio of liquid assets and other means, but generally attempts to remain close to fully invested and does not hold substantial cash for the purpose of making new investments. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.
      The Company’s common stock has historically traded at a premium above NAV. The following table lists the high and low closing sales prices for our common stock,

and the closing sales price as a percentage of NAV. On February      , 2008, the last reported closing sale price of our common stock was $           per share.

			Closing Sales		Premium	Premium
			Price		of High	of Low
					Sales Price	Sales Price
	NAV(1)		High	Low	to NAV(2)	to NAV(2)

Year ended December 31, 2005
First Quarter		$15.22	$27.84	$24.89	183%	164%
Second Quarter		$17.01	$29.29	$25.83	172%	152%
Third Quarter		$17.37	$29.17	$26.92	168%	155%
Fourth Quarter		$19.17	$30.80	$26.11	161%	136%
Year ended December 31, 2006
First Quarter		$19.50	$30.68	$28.51	157%	146%
Second Quarter		$19.17	$31.32	$28.77	163%	150%
Third Quarter		$19.38	$30.88	$27.30	159%	141%
Fourth Quarter		$19.12	$32.70	$29.99	171%	157%
Year ended December 31, 2007
First Quarter		$19.58	$32.98	$28.05	168%	143%
Second Quarter		$19.59	$32.96	$28.90	168%	148%
Third Quarter		$17.90	$32.87	$27.10	184%	151%
Fourth Quarter	$		$30.90	$21.15	%	%

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low closing sales price divided by NAV.
     Although the Company has experienced a share price above NAV for a significant period of time, there can be no assurance that this will continue. The unprecedented nature of the current credit market dislocation and uncertainty surrounding the U.S. economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, the Company’s common stock may periodically trade at a smaller premium or possibly below its NAV, which is not uncommon for business development companies like the Company. The Company’s common stock at various times in recent months has traded closer to NAV than it has in several years. As noted above, however, the current market dislocation has created, and we believe will continue to create, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of the proposal to sell shares below NAV subject to the conditions detailed below will provide the Company with the flexibility to invest in such opportunities.
      The Board of Directors believes that having the flexibility to issue its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell, and such sales could occur at times that are disadvantageous to sell.

      Conditions to Sales Below NAV. If stockholders approve this proposal, the Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•	a majority of the Company’s independent directors who have no financial interest in the sale have approved the sale; and

•	a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.
      Key Stockholder Considerations. Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at less than NAV per share on the NAV per outstanding share of common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of Directors of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV per share when considering whether to authorize any such issuance.
      The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.
      Required Vote. Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Meeting that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or

(2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions and broker non-votes will have the effect of a vote against this proposal.
      The Board of Directors recommends that you vote FOR the proposal to authorize the Company to sell shares of its common stock during the next year at a price below the Company’s then current NAV per share.
Other Business
      The Board of Directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s Proxy Statement or presentation at the Meeting unless certain requirements are met.
2009 Annual Meeting of Stockholders
      Any stockholder proposals submitted pursuant to the Commission’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2008 annual meeting of stockholders must be received by the Company on or before           , 2008. Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Allied Capital Corporation, 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Corporate Secretary.
      Stockholder proposals or director nominations to be presented at the 2009 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the Commission’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For the Company’s 2009 annual meeting of stockholders, the Company must receive such proposals and nominations no later than           , 2009. If the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2009 annual meeting of stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to Commission rules governing the exercise of this authority.

ALLIED CAPITAL CORPORATION
1919 PENNSYLVANIA AVE. NW
WASHINGTON, DC 20006
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Allied Capital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   ☑

ALCAP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ALLIED CAPITAL CORPORATION
   Election of Directors

1.	This election of the following four persons (except as marked to the contrary) as Class I Directors who will serve as directors of Allied Capital Corporation until 2011, or until their successors are elected and qualified.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	NOMINEES:	CLASS I DIRECTORS	☐	☐	☐

01) John D. Firestone
02) Anthony T. Garcia
03) Lawrence I. Hebert
04) Marc F. Racicot
05) Laura W. van Roijen

Vote On Proposal		For	Against	Abstain

2.	The ratification of the selection of KPMG LLP as independent registered public accounting firm for Allied Capital Corporation for the year ending December 31, 2008.	☐	☐	☐

3.	To approve a proposal to authorize flexibility for Allied Capital Corporation, with approval of its Board of Directors, to sell shares of its common stock at a price below Allied Capital Corporation’s then current net asset value per share.

4.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
IMPORTANT: Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

	Yes	No

Please indicate if you plan to attend this meeting in person.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	P10330	Signature (Joint Owners) Date

ALLIED CAPITAL CORPORATION
Annual Meeting of Stockholders
Admission Ticket
April 25, 2008
10:00 a.m.
The Westin Embassy Row Hotel
2100 Massachusetts Avenue, NW
Washington, DC
     If you plan to attend the Annual Meeting of Stockholders on April 25th, please detach this card and bring it with you for presentation at the Meeting. Please be sure to bring this ticket with you, as you will need it to gain access to the Meeting.
The doors will open at 9:15 a.m.; a continental breakfast buffet will be served.

ALLIED CAPITAL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints WILLIAM L. WALTON, PENNI F. ROLL and SUZANNE V. SPARROW, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Westin Embassy Row Hotel, 2100 Massachusetts Avenue, NW, Washington, DC on April 25, 2008 at 10:00 A.M. [Eastern] and at all adjournments thereof, as indicated on this proxy.
THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND FOR THE PROPOSAL LISTED. If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the Board of Directors knows of no other business to be presented at the meeting.
PLEASE MARK, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM THE COMPANY PRIOR TO THE EXECUTION OF THIS PROXY OF A NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND A PROXY STATEMENT.
(CONTINUED ON REVERSE SIDE)